Exhibit 3.3

CERTIFICATE OF ELIMINATION OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF BORLAND SOFTWARE CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Borland Software Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

                      FIRST: That the Certificate of Designation of the Corporation filed on June 8, 1999, as corrected on June 10, 1999, and constituting part of the Corporation’s Restated Certificate of Incorporation, authorizes the issuance of 625 shares of Series C Convertible Preferred Stock.

                      SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, on October 22, 2003, at a meeting of the Board of Directors of the Corporation duly called and held, the Board of Directors of the Corporation adopted the following resolutions:

                      RESOLVED, that none of the authorized shares of the Series C Convertible Preferred Stock are outstanding and none of the authorized shares of the Series C Convertible Preferred Stock will be issued subject to the Certificate of Designation; and further

                      RESOLVED, that the Secretary of the Corporation is hereby authorized, empowered and directed to execute, in the name of and behalf of the Corporation, a Certificate of Elimination pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and in accordance with Section 103 of the General Corporation Law of the State of Delaware, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as permitted by the General Corporation Law of the State of Delaware to be made by such officer, such approval to be conclusively evidenced by the Secretary’s execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series C Convertible Preferred Stock set forth in the Restated Certificate of Incorporation of the Corporation shall be eliminated and the shares previously designated as Series C Convertible Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series.

                      THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all references to the Series C Convertible Preferred Stock in the Restated Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to each such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, said Borland Software Corporation has caused this Certificate to be executed in its corporate name this 24th day of October, 2003.

BORLAND SOFTWARE CORPORATION

By: /S/ TIMOTHY STEVENS
Name: Timothy Stevens
Title: Senior Vice President, General Counsel and Corporate Secretary